Exhibit 5.2

CONSENT OF OSLER, HOSKIN & HARCOURT LLP

February 13, 2019

Neptune Wellness Solutions Inc.

545 Promenade du Centropolis, Suite 100,

Laval, Québec

H7T 0A3

Dear Sirs/Mesdames:

Re: Registration Statement on Form F-10 of Neptune Wellness Solutions Inc.

We have acted as Canadian counsel to Neptune Wellness Solutions Inc. (the “Registrant”) in connection with the registration statement on Form F-10 (the “Registration Statement”) filed on February 13, 2019 by the Registrant with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

We acknowledge that we are referred to under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP